Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
United Mobile Solutions	DE
United Mobile Solutions LLC	GA
WQN Inc.	FL
United Prepaid LLC	GA
TouchPoint LLC	TX